Exhibit 10.12

                                                CONFIDENTIAL TREATMENT REQUESTED

                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (this "Agreement") dated as of August 10, 2001 (the "Effective Date"), is entered into by and between CELLEGY PHARMACEUTICALS, INC., a California corporation, having a place of business at 349 Oyster Point Boulevard, Suite 200, South San Francisco, California 94080 ("Cellegy"), VENTIV HEALTH, INC., a Delaware corporation, having a place of business at 1114 Avenue of the Americas, New York, New York 10036 ("Ventiv") and VIS FINANCIAL LLC, a Delaware limited liability company and a wholly owned subsidiary of Ventiv, having a place of business at 1114 Avenue of the Americas, New York, New York 10036 ("VFLLC"); Cellegy and Ventiv being referred to collectively as the "Parties" and each, individually, as a "Party".

                                    RECITALS

     WHEREAS, Cellegy is a specialty biopharmaceutical company engaged in the development of prescription drugs and skin care products; and

     WHEREAS, Ventiv is a leading provider of outsourced sales and marketing services to the healthcare and pharmaceutical industries; and

     WHEREAS, Ventiv has agreed to provide, or cause its Affiliates to provide, a combination of sales, marketing and analytical services, on the terms and conditions set forth herein, together with funding for such services, to Cellegy in connection with Cellegy's Anogesic(R) product (the "Product"), in exchange for a certain percentage of the revenues generated from the sale of the Product;

     NOW, THEREFORE, in exchange for the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1 Definitions.

         (a) Certain terms used but not otherwise defined in this Agreement shall have the following meanings:

     "Additional Products" shall mean those pharmaceutical products approved by the FDA, other than the Product, that a Party shall in good faith determine would be economically beneficial to both Parties if introduced to the Product Detail Team for marketing in the Territory.

     "Affiliate" shall mean, with respect to any given Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Approval Date" shall mean the date on which Cellegy obtains all necessary Governmental Body approvals for the sale of the Product in the Territory.

     "Business Day" shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the city of New York.

     "Call Notice" shall mean the written notice delivered to Cellegy upon the occurrence of any Call Event, pursuant to which the Funding Arrangement (or a specified percentage thereof) shall become immediately due and payable in accordance with the terms of Section 6(d) of this Agreement.

     "Change of Control" shall mean, with respect to any Person, the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that is not currently a shareholder of the Person as of the date of this Agreement, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this definition such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the capital stock of such Person; provided, however, that a Person shall not be deemed to have undergone a Change of Control in the event that pursuant to any such transaction, a person or group who owned a majority of the total voting power of the capital stock of such Person immediately prior to the consummation of such transaction shall continue to hold a majority of the total voting power of the capital stock immediately following the consummation of such transaction; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of such Person was approved by a majority vote of the directors of such Person then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of such Person then in office; or (c) the merger or consolidation of such Person with or into another person or the merger of another person with or into such Person or the sale of all or substantially all of the assets of such Person to another person, and, in the case of any such merger or consolidation, where the shareholders of the Person immediately before the transaction do not, immediately after the transaction and as the result of securities received by them as a result of the transaction, hold at least a majority of the voting power of the securities of the surviving or acquiring entity (or its parent).

     "Commercialization Funding" shall mean the funding in the aggregate amount of up to $10,000,000, together with simple interest thereon, to be provided to Cellegy by VFLLC in connection with the transactions contemplated hereby.

     "Contribution Margin" shall mean *, less (a) ** and (b) ** for the applicable period.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

     "Economic Value" shall mean *.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Governmental Body" shall mean any supranational body or regulatory body or successor thereof; any country, government or governmental or regulatory body thereof or successor thereto, or political subdivision thereof or successor thereto, whether federal, state, local or foreign; any agency, instrumentality or authority of any supranational body, country or government; or any court of competent jurisdiction.

     "Impaired Labeling" shall mean any material adverse change to the proposed label information for "indications", "dosage and administration", "contraindications", "directions for use" or "adverse reactions" contained in Cellegy's New Drug Application for the Product dated June 26, 2001, which one of the Parties reasonably expects will have a Material Adverse Impact on the Economic Value.

     "Launch Date" shall mean the date on which the Parties begin to actively market the Product to physicians and end-users, provided that such date shall be no earlier than the Approval Date.

     "Law" shall mean any federal, state, local or foreign law (including common law), constitution, statute, code, ordinance, rule, regulation, executive order, decree, governmental edict or other requirement.

     "Major Change" shall mean, with respect to a quantity, an increase or decrease of at least * from such quantity over any given three month period.

     "Manufacturing Costs" shall mean the variable costs and expenses associated with the manufacture of the Product including the costs and expenses of sourcing and warehousing of raw and packaging materials, incoming and outgoing quality control, and other procedures, or any part thereof, involved in making and packaging the Product, all in accordance with good manufacturing practices.

     "Material Adverse Impact" shall mean, with respect to a quantity, a decrease of * or more from such quantity over the applicable period.

     "Net Sales" means the gross dollar amounts earned by Cellegy (or any sublicensee, affiliate, subsidiary or other related entity of Cellegy) from or on account of sales of the Product in the Territory to any independent third party, less, to the extent included in such gross dollar amount, the aggregate of the following amounts: (i) discounts, including cash discounts, off-invoice allowances taken by customers of Cellegy, or rebates actually allowed or granted, provided that Cellegy does not receive any payments or other consideration for such discounts, off-invoice allowances or rebates; (ii) reasonable credits or allowances actually granted by Cellegy upon claims or returns; and (iii) sales and use taxes, freight, freight insurance and other governmental charges. For sake of clarity, the Parties acknowledge that the costs and expenses described in clauses (i), (ii) and (iii) are not expected to exceed * of gross revenues with respect to the Product.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

     "Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust, Governmental Body or other entity.

     "Product Budget" shall mean the monthly budget for all (a) revenues to be earned and (b) costs and expenses to be incurred, by the Parties in connection with the marketing of the Product.

     "Product Detail Team" shall mean the group of individuals employed from time to time by Ventiv or its Affiliates, or, subsequent to an Early Conversion, employed from time to time by Cellegy or its Affiliates, which shall be responsible for the marketing and sale of the Product to physicians and end-users.

     "Product Marketing Expenses" shall mean the direct costs and expenses associated with the Services.

     "Product Operating Income (Loss)" shall mean Product Revenues less (i) Manufacturing Costs, (ii) Product Market Expenses and (iii) any other advertising, marketing and distribution expenses directly related to the Product, either as incorporated into the approved Product Budget or as actually incurred, as appropriate.

     "Product Price" shall mean the average wholesale price of the Product.

     "Product Quality Complaint" shall mean any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes Product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the Product, or any failure of one or more distributed batches of the Product to meet the specifications thereof in the New Drug Application for the Product.

     "Product Revenues" shall mean all Net Sales generated from the sale of the Product at the point of distribution in the Territory from the Product manufacturer, based upon gross wholesale invoices.

     "Product Samples" shall mean samples of the Product of equal strength and lesser quantity (e.g., * gram tubes) than the actual Product.

     "Territory" shall mean the fifty states of the United States of America. For sake of clarity and avoidance of doubt, Puerto Rico and U.S. territories and possessions are excluded from the definition of "Territory".

     "Ventiv Competitor" shall mean those entities listed on Schedule C attached hereto.

         (b) Each of the terms set forth below shall have the meaning ascribed thereto in the following sections:

         "Agreement"..........................................Preamble
         "Auditor"............................................ss.6(h)

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         "Call Event".........................................ss. 6(d)
         "Cellegy"............................................Preamble
         "Cellegy Party"......................................ss.14(b)
         "Claim"..............................................ss.16(b)
         "Confidential Information"...........................ss.12(a)
         "Conversion".........................................ss.7(c)
         "Default Conversion".................................ss.7(c)
         "Disclosing Party"...................................ss.12(a)
         "Dispute"............................................ss.5(c)
         "Early Conversion"...................................ss.7(a)
         "Effective Date".....................................Preamble
         "FDA"................................................ss.3(c)
         "Final Decision".....................................ss.5(c)
         "Force Majeure"......................................ss.20
         "Funding Arrangement"................................ss.6(c)
         "Indemnitee".........................................ss.14(c)
         "Indemnitor".........................................ss.14(c)
         "Initial Term".......................................ss.15(a)
         "Introducing Party"..................................ss.9(b)
         "Mandatory Conversion"...............................ss.7(b)
         "Party" or "Parties".................................Preamble
         "Product"............................................Recitals
         "Product Committee"..................................ss.5(b)
         "Recipient"..........................................ss.12(a)
         "Renewal Term".......................................ss.15(a)
         "Services"...........................................ss.2(a)
         "Steering Committee".................................ss.5(a)
         "Supplemental Interest"..............................ss.6(f)
         "Term"...............................................ss.15(a)
         "Tranche I Amount"...................................ss.6(b)
         "Tranche II Amount"..................................ss.6(b)
         "Tranche III Amount".................................ss.6(b)
         "Ventiv".............................................Preamble
         "Ventiv Party".......................................ss.14(a)
         "VFLLC"..............................................Preamble

         Interpretation. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "herein," "hereof," and "hereunder" and other works of similar import refer to this Agreement as a whole, including the schedules and exhibits hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agreement. The word "including" when used herein is not intended to be exclusive and means "including, without limitation".

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

SECTION 2 General Objectives; Joint Responsibilities.

         (a) During the Term of this Agreement, Ventiv will, or will cause its Affiliates to, * provide to Cellegy, within the Territory, the strategic analysis and measurement and outsourced sales and marketing activities set forth on Schedule A hereto (the "Services," including those listed on Schedule A as it may be amended from time to time by mutual agreement of the Parties in accordance with the terms of this Agreement), with respect to the Product, and VFLLC will provide Cellegy funding pursuant to the terms and conditions of this Agreement and the Funding Arrangement to the extent of *. In connection therewith, Cellegy and Ventiv will each use good faith and commercially reasonable efforts to cooperate with and assist each other in the development, marketing and sale of the Product, as more specifically described in this Agreement.

         (b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties hereby acknowledge and agree that nothing in this Agreement shall prevent or limit (i) Ventiv or its Affiliates from offering any of its products and services directly to any current or future clients; provided, however, such products and services are not offered within the Territory with respect to any product directly competitive to the Product or
(ii) Cellegy from individually manufacturing, marketing or selling any of its products, except as expressly set forth in this Agreement. Cellegy agrees that it will not engage any other Person to provide the Services with respect to the Product during the Term.

         (c) During the Term of this Agreement, the Parties shall have the following joint responsibilities:

              (i) Development of a pre-Launch Date promotional plan for the Product, including Product management, resource allocation analysis (including any adjustment of Product Detail Team size), structure and geographic placement, advocacy development programs and representative recruiting and training;

              (ii) Development of a post-Launch Date promotional plan, including Product management, the deployment of a full time Product Detail Team and promotional events (e.g., symposia and teleconferences);

              (iii) Development of a distribution plan for the Product; provided, however, that Ventiv shall at no time be under any obligation to maintain or store any Product stock;

              (iv) Management of all matters relating to managed care (e.g., national accounts), including strategies and order fulfillment and the deployment of a national Product Detail Team, which shall be composed initially of no more than seventy five (75) representatives; and

              (v) Selection of appropriate advertising agencies for the marketing and promotion of the Product; provided, however, that the costs and expenses of such advertising agencies shall be borne by Cellegy, but funded by VFLLC, if required under the terms of the Funding Arrangement.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         (d) Beginning as of the Launch Date, each Party shall promptly notify the other Party in writing of any order, request or directive of a court or other Governmental Authority to recall or withdraw a Product in any jurisdiction. Cellegy shall be responsible, at its sole cost and expense, for the costs of any recall or withdrawal of a Product.

SECTION 3 Ventiv Obligations.

         (a) During the Term of this Agreement, Ventiv shall:

              (i) provide or cause its Affiliates to provide, as applicable, the
Services of the types and in the amounts set forth on Schedule A attached hereto with respect to the Product, including the deployment and management of a Product Detail Team and related activities, conferences and symposia, and other promotional and accredited programs with respect to the Product (e.g. teleconferences and advisory board meetings);

              (ii) administer and monitor promotional and educational projects with regard to the Product, and monitor resource allocation plans for the Product;

              (iii) hire a co-Product manager reasonably acceptable to Cellegy;

              (iv) distribute all collateral materials and samples to the Product Detail Team;

              (v) utilize good faith efforts to provide seventy five (75) representatives to the Product Detail Team on the Launch Date; and

              (vi) develop and execute an analytic support plan for the Product, including post-Launch Date strategy adjustments.

         (b) Beginning as of the Launch Date, Ventiv shall notify Cellegy within twenty four hours of any serious adverse event(s) (e.g., death, life threatening event, event causing hospitalization or prolonging a hospital stay, fetal abnormality, an event signifying new medical information, adverse drug reactions and governmental inquiries) learned by Ventiv that may affect the marketing of the Product; provided, however, that Cellegy shall have the reporting responsibility for such adverse events to applicable regulatory health authorities anywhere in the world.

         (c) Upon being contacted by the Food and Drug Administration ("FDA") or any other federal, state or local agency for any regulatory purpose pertaining to this Agreement or to the Product, Ventiv shall, if not prohibited by applicable Law, immediately notify Cellegy and will not respond to the agency until consulting with Cellegy, to the maximum feasible extent; provided, however, that the foregoing shall not be construed to prevent Ventiv in any way from complying, and Ventiv may permit unannounced FDA or similar inspections authorized by Law and respond to the extent necessary to comply, with its obligation under applicable Law.

         (d) Ventiv shall inform Cellegy of any Product Quality Complaint received within three (3) working days but no more than four (4) calendar days from the receipt date by Ventiv.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

SECTION 4 Cellegy Obligations.

         (a) During the Term of this Agreement, Cellegy shall:

              (i) manage regulatory review and compliance, order fulfillment, manufacturing and clinical development of the Product and all related matters;

              (ii) develop and assemble an adequate distribution chain and utilize reasonable efforts to ensure the provision of a sufficient supply of commercial Product stock as may be required for the distribution chain and end-user demand;

              (iii) utilize reasonable efforts to provide a sufficient supply of Product Samples for the Product Detail Team such that, on an annual basis, at least ** percent (**%) of targeted physicians are provided with Product Samples;

              (iv) to the extent Cellegy pursues any additional indications for the Product, provide all clinical support for any such additional indications promoted by Ventiv;

              (v) oversee and administer compliance by the Product manufacturer with applicable regulatory and administrative cost guidelines, including the utilization of reasonable efforts to ensure Manufacturing Costs do not exceed ** percent (**%) of Product Revenues;

              (vi) assess and resolve all trade and wholesale issues involving inventory or distribution of the Product;

              (vii) hire a co-Product manager reasonably acceptable to Ventiv;

              (viii) seek in good faith to maximize Product Revenues and Contribution Margins, and minimize the effect of price promotions and/or rebates;

              (ix) produce all collateral materials and samples for the Product Detail Team, and pay all costs and expenses associated with the production and distribution thereof, provided that such costs and expenses shall be funded by VFLLC, if required under the terms of the Funding Arrangement; and

              (x) purchase any prescription data required to monitor Product Revenues by distribution channel; provided, however, that costs of purchase of such prescription data, to the extent included in the Product Budget, shall be borne by Ventiv.

         (b) Regulatory Matters.

              (i) All regulatory matters regarding the Product shall remain under the exclusive control of Cellegy, subject to Section 3(c) hereof. Cellegy will have the sole responsibility, at its cost and expense, to respond to Product and medical complaints and to handle all returns and recalls of the Product.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

              (ii) Cellegy shall furnish Ventiv with efficacy and safety information reasonably necessary or helpful to assist Ventiv in promoting the Product, including relevant clinical and safety data included in the New Drug Application for the Product and information related to the efficacy and safety profile of the Product.

SECTION 5 Structure.

         (a) Upon execution of this Agreement, Cellegy and Ventiv shall establish a steering committee (the "Steering Committee") which shall have the responsibilities described in this Section 5(a). The Steering Committee shall be initially comprised of a total of four (4) members, of which two (2) members shall be appointed by Ventiv and two (2) members shall be appointed by Cellegy. The total number of Committee members may be changed by the Steering Committee from time to time as appropriate, but in all cases it will be comprised of an equal number of members designated by each of Cellegy and Ventiv, and in no event shall the Steering Committee be comprised of an aggregate of less than four (4) members. Each of Cellegy and Ventiv may substitute its representatives from time to time and the substitution shall be effective upon notice to the other Party. The Steering Committee shall meet as often as required to ensure the effective implementation of this Agreement, but in no event less than once every three months during the term of this Agreement, on such dates and at such places as to be agreed upon between the Parties. The meetings of the Steering Committee may be held in person or in any other reasonable manner, including, without limitation, by telephone, video conference or e-mail. The Committee will be primarily responsible for (i) decisions regarding Product commercialization and ongoing clinical support for the Product, (ii) decisions regarding the introduction of Additional Products to the Product Detail Team, (iii) approval of the Product Budget and (iv) resolving any difficulties or disagreements which may arise between the Parties in the implementation of this Agreement (except as otherwise provided herein). In connection therewith, any representative to the Steering Committee shall have the right at any time to call a special meeting of the Steering Committee in order to vote on the amendment of the Product Budget to include any extraordinary costs not theretofore approved by the Steering Committee.

         (b) Upon execution of this Agreement, Cellegy and Ventiv shall also establish a product committee (the "Product Committee") which shall have the responsibilities described in this Section 5(b); provided, however, that to the extent both the Steering Committee and the Product Committee have responsibility with respect to a given matter, the decisions of the Steering Committee shall govern. The Product Committee will initially be comprised of a total of four (4) members (and shall at all times have a maximum of four (4) members), of which two (2) members shall be appointed by Ventiv and two (2) members shall be appointed by Cellegy. The total number of Product Committee members may be changed by the Product Committee from time to time as appropriate. The Product Committee, shall be responsible for (i) the day-to-day management and oversight of the transactions contemplated by Agreement, (ii) overseeing Product development activities under this Agreement, (iii) reviewing Product performance, (iv) reviewing marketing and sales arrangements for the Product including the formulation of any modifications to such arrangements and (v) such other functions required to be performed by it under this Agreement or as directed to be performed by the Steering Committee.

         (c) Each member of the Steering Committee and the Product Committee shall have one vote and all the decisions of the Steering Committee and the Product Committee shall be made by a simple majority of the Steering Committee or the Product Committee, as the case may be; provided, however, that in the event the members of the Product Committee are deadlocked and cannot reach a decision within three (3) calendar days after notice of a deadlock with regard to any decision required to be made by the Product Committee, the decision shall first be referred to the Steering Committee for resolution. If the Steering Committee cannot resolve such matter within three (3) calendar days, or if the Steering Committee is deadlocked and cannot reach a decision with regard to any other decision required to be made by the Steering Committee (each, a "Dispute"), then the Dispute shall be referred to the Chief Executive Officer of each Party, and if such Dispute is not resolved by the Chief Executive Officers within two (2) calendar days of such referral, Cellegy's Chief Executive Officer (or such other officer as determined by Cellegy) will be responsible for the tie-breaking vote with regard to such Dispute (the "Final Decision"); provided, further, that in the event that Ventiv determines in good faith that a Final Decision is reasonably expected to have a Material Adverse Impact on the Economic Value, the Final Decision shall trigger a renegotiation of this Agreement as set forth in
Section 8(a) hereof.

SECTION 6 Reimbursement and Revenue Sharing; Funding Arrangement.

         (a) During the Initial Term, and prior to the payment by Cellegy of all Tranche I and Tranche II Amounts, Ventiv shall invoice Cellegy, within ten (10) Business Days of each month end date, for all costs and expenses incurred by Ventiv (or any third Person) during the prior month in connection with sales and marketing activities with regard to the Product; provided, however, that all such costs and expenses shall have been included in the Product Budget for such period or shall have been subsequently approved by the Steering Committee. Notwithstanding the foregoing proviso, Cellegy shall be obligated to reimburse Ventiv for all of such costs and expenses to the extent they exceed the Product Budget by no more than * . Cellegy shall reimburse Ventiv for all such invoiced costs and expenses within twenty (20) Business Days of the receipt of any such invoice. In the event Cellegy shall be more than twenty (20) Business Days delinquent in its payment of any such invoiced costs to Ventiv, after receipt of a proper invoice not otherwise in dispute as to amount, Cellegy shall pay to Ventiv simple interest, at a rate of ** percent (** %) per annum, on the amount of any such delinquent reimbursements (or any undisputed portion thereof).

         (b) Subsequent to the Launch Date, and provided there is a Product Operating Income, any Product Revenues will be distributed between Ventiv and Cellegy as follows:

              (i) Subject to the provisions of the Funding Arrangement, Cellegy will retain ** percent (**%) of all Product Revenues until Ventiv shall have received an amount equal to the Commercialization Funding (the "Tranche I Amount");

              (ii) Upon receipt by Ventiv of payments equal to the Tranche I Amount, and subject to the provisions of the Funding Arrangement, Cellegy will retain ** percent (**%) of all Product Revenues thereafter until such time as Ventiv shall have received $** (such amount, the "Tranche II Amount");

              (iii) For each ** month period following receipt by Ventiv of payments equal to the Tranche I Amount and the Tranche II Amount, and until the expiration of the Initial

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Term (or any Renewal Term, if applicable) or a Mandatory or Default Conversion, Cellegy will retain (a) ** percent (**%) of all Product Revenues until such time as the Product has generated in excess of $** of Product Revenues in the aggregate during such ** month period, (b) ** percent (**%) of all Product Revenues thereafter until such time as the Product has generated $** of Product Revenues in the aggregate during such ** month period and (c) ** percent (**%) of all Product Revenues thereafter (all such amounts, collectively, the "Tranche III Amount"); and

              (iv) Following the earlier of the expiration of the Initial Term or any Renewal Term, if applicable (other than as a result of a termination pursuant to Section 15) or a Mandatory or Default Conversion, Cellegy will retain (a) ** percent (**%) of all Product Revenues through and including the date that is ** of the expiration of the Initial Term; provided, however, that if Product Revenues shall exceed $** during any ** months of the period through and including the date that is the ** anniversary of the expiration of the Initial Term, Cellegy will retain ** percent (**%) of the Product Revenues exceeding $** and (b) ** percent (**%) of all Product Revenues through and including the date that is the ** anniversary of the expiration of the Initial Term; provided, however, that if Product Revenues shall exceed $** at any time during, or prior to, any ** months of the period through and including the date that is ** of the expiration of the Initial Term, Cellegy will thereafter retain ** percent (**%) of the Product Revenues exceeding $**.

         (c) VFLLC will provide the Commercialization Funding pursuant to the terms and conditions of a funding arrangement (the "Funding Arrangement") in the form attached hereto as Exhibit II, that will accrue simple interest at a rate of ** percent (**%) per annum. The initial Commercialization Funding shall not exceed $**. In addition, (i) to the extent the Steering Committee determines that an increase in the initial Commercialization Funding is necessary to provide funding for post-Launch Date costs and expenses, to the extent there is a ** during the period for which such additional funds are required and (ii) upon Ventiv's consent, Ventiv may provide future funding for such period of the Term; provided, however, that in no event will the Commercialization Funding in connection with the Product exceed $10,000,000 in the aggregate; provided, further; however, in the event Ventiv chooses not to consent to such future funding, the Chief Executive Officers of the Parties shall meet as promptly as practicable thereafter to discuss whether and to what extent Ventiv's compensation as set forth in this Agreement might be adjusted, if appropriate, in respect of any such future funding supplied directly by Cellegy (up to $** million of future funding). It is understood that the preceding sentence shall not be construed to mean that Cellegy will be entitled to any compensation based on the foregoing. The Funding Arrangement will be repaid by Cellegy out of the Contribution Margin in a manner consistent with the revenue sharing percentages set forth in Section 6(b) above; provided, however, that following the ** period after the date the Product first achieves Product Operating Income, Cellegy may use proceeds other than the Contribution Margin to repay the Funding Arrangement; provided, further, that such repayment does not have a Material Adverse Impact on the Economic Value.

         (d) In the event of any (i) material breach by Cellegy of the terms of this Agreement, which material breach has not been cured within thirty (30) calendar days of the receipt of notice of such breach by Cellegy, (ii) failure of Cellegy to obtain all required Governmental Body approvals for the manufacture and sale of the Product on or prior to ** or

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

(iii) the Product receives Impaired Labeling (each of the foregoing circumstances, a "Call Event"), Ventiv shall have the right to terminate this Agreement and, upon delivery of a Call Notice to Cellegy concerning the circumstances of the Call Event, the stated percentage of the Funding Arrangement shall be immediately due and payable to VFLLC without further notice or action by any Party hereto. In the event Ventiv shall deliver a Call Notice pursuant to clause (i) above, then one hundred percent (100%) of the outstanding principal and interest under the Funding Arrangement shall be subject to the Call Notice. In the event Ventiv shall deliver a Call Notice pursuant to clauses
(ii) or (iii) above, then * percent (**%) of the outstanding principal and interest under the Funding Arrangement shall be subject to the Call Notice. Cellegy shall have forty-five (45) calendar days from the date of such Call Notice to pay an amount in cash to VFLLC equal to the applicable percentage of the Funding Arrangement and Cellegy shall have the right thereafter, at its request, to receive all analytical and other relevant data relating to the Product, including marketing plans, to the extent such data is held by Ventiv or the Product Detail Team.

         (e) In the event of termination of this Agreement by Cellegy pursuant to Section 15(b)(ii), Section 15(c) or Section 15(e), or by Ventiv pursuant to
Section 15(d)(i), the obligation to repay any outstanding amounts under the Funding Arrangement shall be assumed and assigned to Ventiv and Cellegy shall have no further obligation with respect to such amounts; provided, however, that Cellegy shall be obligated to pay to Ventiv all outstanding invoiced costs and expenses previously included in the Product Budget incurred by Ventiv in connection with sales and marketing activities with regard to the Product.

         (f) In addition to the amounts stated above, the outstanding principal amount of the Commercialization Funding shall accrue supplemental simple interest at the rate of ** percent (** %) per annum (the "Supplemental Interest"), until such time as the Commercialization Funding has been repaid in full by Cellegy in accordance with the provisions of this Section 6. The Supplemental Interest shall be held by Cellegy for the benefit of VFLLC until the date that is ** of the termination or expiration of the Services Agreement, at which time Cellegy shall pay to VFLLC an amount equal to the Supplemental Interest adjusted for the future value of such amount at a rate of ** percent (** %).

         (g) Payments of all amounts due pursuant to Section 6(b) shall be made by Cellegy no later than thirty (30) calendar days after the end of every month in which such amounts accrue; provided, however, that no later than thirty (30) calendar days following the end of each three month period of the Initial Term, the Parties shall review all of such payments and promptly rectify any shortfalls or overpayments that have occurred during such prior three month period. Each payment pursuant to Section 6(b) shall be accompanied by a report in the form attached as Exhibit A to the Funding Arrangement containing reasonably sufficient information for the calculation of amounts due hereunder. In the event there is a dispute regarding the amount due hereunder, upon a Party's reasonable request, each Party will provide copies of all corporate and financial records or other documentation reasonably relevant to the calculation of such amounts; Each Party agrees to maintain records supporting amounts payable hereunder for a period of three (3) years following the date that the payment was made. The relevant portions of such records and accounts shall be available for inspection and audit by each Party or its representative and at such Party's expense during regular business hours and upon fifteen (15) calendar days prior written notice.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         (h) Following each anniversary of the Launch Date, Ventiv, upon written notice to Cellegy given not later than ninety (90) days after such anniversary, shall have the right to retain an independent, nationally recognized accounting firm reasonably acceptable to Cellegy (the "Auditor"), to audit the records of Cellegy to the extent they relate to the computation of Product Revenues and Contribution Margins for the 12-month period ended on such anniversary of the Launch Date. Cellegy shall make those records available to the Auditor for inspection during normal business hours at the locations reasonably determined by Cellegy. The cost of any such Auditor shall be borne by Ventiv; provided, however, that Cellegy shall bear the cost of any such Auditor to the extent the Auditor determines that Cellegy has underreported either the Product Revenues or Contribution Margins for such 12-month period by more than ten percent (10)%.

         (i) Following each anniversary of the Launch Date, and until Cellegy has paid all Tranche I and Tranche II Amounts, Cellegy, upon written notice to Ventiv given not later than ninety (90) days after such anniversary, shall have the right to retain an Auditor to audit the records of Ventiv to the extent they relate to the computation of Product Marketing Expenses. Ventiv shall make those records available to the Auditor for inspection during normal business hours at the locations reasonably determined by Ventiv. The cost of any such Auditor shall be borne by Cellegy; provided, however, that Ventiv shall bear the cost of any such Auditor to the extent the Auditor determines that Ventiv has overreported Product Marketing Expenses for such 12-month period by more than ten percent (10)%.

SECTION 7 Transfer of Detail Team.

         (a) During the period from the one year anniversary of the Launch Date until the expiration of the Initial Term, Ventiv shall have the obligation to transfer the Product Detail Team to Cellegy, and Cellegy shall have the obligation to assume such Product Detail Team (including all salary and bonus obligations with respect thereto) (an "Early Conversion") as follows:

              (i) at the written request of Cellegy, and within ninety (90) calendar days of the delivery of such request, if at the time of such request the Product Detail Team shall solely be marketing those products owned by or licensed to Cellegy; or

              (ii) at the written request of Cellegy, and within three hundred sixty five (365) calendar days of the delivery of such request, if at the time of such request the Product Detail Team shall be marketing any products not owned by or licensed to Cellegy.

              In the event of an Early Conversion, the Parties shall revise the terms of Section 6(b)(i)-(iii) hereof such that Ventiv shall receive, monthly, an amount equal to (i) monthly * of the Product for indications approved by the FDA prior to the date of such Early Conversion, divided by (ii) the ratio of ** for the ** prior to ** to the total ** for the same ** prior ** period;

         the quotient of which shall be multiplied by (iii) the ratio of the * for the ** period immediately preceding ** to the ** in the applicable ** for the Product Detail Team

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

related to the Product, based on its proportional share of ** and any additional ** directly related to the Product in the applicable **;

         the product of which shall be multiplied by (iv) the applicable ** percentage set forth in Sections ** ;

         the product of which shall be reduced by (v) the average ** for the ** period immediately preceding ** with respect to those ** that have been assumed by Cellegy; and

         the difference of which shall be multiplied by (iv)(A) ** during the ** (or any portion of such ** ), if applicable, (B) ** , during the ** (or any portion of such ** ), if applicable and (C) ** , during the ** (or any portion of such ** ), if applicable, and in each case the provisions of Section 6(b)(iv) shall survive. An example of this calculation is set forth on Exhibit III attached hereto.

         (b) Upon the expiration of the Initial Term or the Renewal Term of this Agreement, at the written request of Cellegy delivered no later than thirty (30) calendar days thereafter, Ventiv shall be obligated to transfer the Product Detail Team to Cellegy, and Cellegy shall have the obligation to assume such Product Detail Team (a "Mandatory Conversion"), such Mandatory Conversion to occur within ninety (90) calendar days of the delivery of such request. In connection with any Mandatory Conversion, Cellegy shall have the right, upon thirty (30) calendar days written notice to Ventiv, to transfer all district sales managers having oversight over the Product Detail Team to Cellegy, if at the time of such notice the Product Detail Team shall solely be marketing those products owned by or licensed to Cellegy, and any such conversion shall occur no earlier than six (6) months prior to the expiration of the Initial Term or the Renewal Term, as applicable.

         (c) In the event of a termination of this Agreement by Cellegy pursuant to Section 15(b)(ii), Section 15(c) or by Ventiv pursuant to Section 15(d)(i) or
Section 15(e), and upon written notice by Cellegy delivered within thirty (30) Business Days of such termination, Ventiv shall be obligated to transfer the Product Detail Team to Cellegy, and Cellegy shall have the right, in its sole discretion, to assume all or part of such Product Detail Team (a "Default Conversion," and together with the Early Conversion and Mandatory Conversion, a "Conversion"). In connection with a Default Conversion, Cellegy shall notify Ventiv as to the number of Product Detail Team representatives that shall be transferred, such number to be at the discretion of Cellegy and Cellegy shall have the obligation to assume such number of representatives.

         (d) In the event of (i) a termination of this Agreement by Ventiv pursuant to Section 15(b), Section 15(d)(ii) or Section 15(d)(iii) or by Cellegy pursuant to Section 15(e) or (ii) a Call Event pursuant to (A) a failure of Cellegy to obtain all required Governmental Body approvals for the manufacture and sale of the Product on or prior to * , or (B) the Product receives Impaired Labeling, Ventiv shall retain the Product Detail Team and the Parties may negotiate the terms of a Conversion, including the fee to be paid by Cellegy to Ventiv in consideration of such Conversion.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

         (e) The costs of any Conversion, including all costs associated with salary, benefits, relocation, early lease terminations and severance packages, shall be borne by Cellegy and, in addition, Cellegy shall pay royalty fees to Ventiv subsequent to such Conversion in an amount such that Ventiv will earn the same operating income, on a per annum basis, as though the Conversion had not occurred. Promptly upon the completion of any such Conversion, but in any event no later than five (5) Business Days following the completion thereof, Ventiv shall deliver to Cellegy a written notice setting forth in reasonable detail all of the costs and expenses associated with such Conversion, and Cellegy shall deliver to Ventiv the full amount of such costs and expenses no later than fifteen (15) Business Days of its receipt of notice thereof.

         (f) Prior to any Conversion, neither Cellegy nor its Affiliates shall solicit any active Product Detail Team member to leave Ventiv and become employed by Cellegy; provided, however, that this restriction shall not (i) be construed to prevent or restrict Cellegy from discussing and/or offering employment to a Product Detail Team member who independently contacted Cellegy regarding possible employment opportunities.

SECTION 8 Renegotiation of Terms.

         (a) The Parties agree to renegotiate the provisions of Section 6 of this Agreement in good faith in the event Cellegy shall exercise its right to cast a tie-breaking vote in accordance with the terms and conditions of Section 5 hereof and such vote is determined in good faith by Ventiv, pursuant to the provisions of Section 5 hereof, to have a Material Adverse Impact on the Economic Value, or in the event the Product receives any additional indications, including hemorrhoid indications.

         (b) In the event of a Major Change in (i) Product Marketing Expenses, which results in a Material Adverse Impact on Economic Value or (ii) market conditions which results in a Material Adverse Impact on Economic Value, the Parties agree to renegotiate the provisions of Section 6 hereof in good faith in order to ensure that Ventiv and VFLLC continue to achieve, at a minimum, the Economic Value.

         (c) In the event the Parties are unable to successfully renegotiate this Agreement within thirty (30) calendar days after a Party appropriately requests such renegotiation, then such failure to successfully renegotiate this Agreement shall be submitted to arbitration in accordance with Section 16 hereof.

SECTION 9 Additional Products.

         (a) During the Term, in the event Cellegy determines to use a CSO for future Cellegy products, Ventiv shall have an exclusive right of first offer to provide sales and marketing services with respect to additional Cellegy products to be marketed in the Territory; provided, however, that such obligation shall not be applicable to (i) those products set forth on Schedule D attached hereto and (ii) those products that do not require third-Person marketing or sales services. In that regard, Cellegy shall promptly notify Ventiv in writing when any of such products has reached a stage of development where such could be marketed utilizing services substantially similar to the Services. Following the receipt of such notice by Ventiv, Ventiv shall have thirty (30) calendar days to deliver written notice to Cellegy of its desire to enter into a services arrangement for such additional products, and Cellegy shall, for a sixty (60) calendar day period thereafter, negotiate in good faith, exclusively with Ventiv, with respect to the terms of a services agreement for such additional products. Following the expiration of such sixty (60) calendar day period, in the event the Parties are unable to reach an agreement, Cellegy shall have the right to negotiate with any other Person with regard to such additional products. Notwithstanding the foregoing, Cellegy shall be under no obligation to enter into any agreement with Ventiv relating to such additional products.

         (b) During the Term, the Parties shall use their respective commercially reasonable efforts to identify and propose the introduction of Additional Products that the Party has the right to market (or reasonably expects to obtain the right to market) to the Product Detail Team, to the extent the Product Detail Team has excess capacity to market any such Additional Products. In the event a Party (the "Introducing Party") shall propose that an Additional Product be introduced to the Product Detail Team for marketing in the Territory, such proposal shall be brought to the Steering Committee for determination as to whether the Product Detail Team shall perform marketing services for such Additional Product. If the Steering Committee shall accept the Additional Product for marketing by the Product Detail Team, the Parties shall promptly negotiate and agree upon the revenue sharing arrangement with respect to such Additional Product; provided, however, that the final decision as to the acceptability of such Additional Product shall rest with Cellegy.

         (c) In the event that (i) Ventiv shall propose the  introduction of two
(2) or more  Additional  Products  within any six (6) month  period of the Term,
(ii) the Steering Committee shall determine that such Additional Products shall not be marketed by the Product Detail Team and (iii) Cellegy shall fail to introduce any Additional Products in place of those Additional Products proposed by Ventiv, such determination shall be brought to the attention of the Chief Executive Officers of each of the Parties. The Chief Executive Officers shall meet as promptly as practicable thereafter to discuss whether and to what extent Ventiv might be compensated for the potential loss of any profits due to such rejection by the Steering Committee or Cellegy, if appropriate. It is understood that this paragraph, (c) shall not be construed to mean that Ventiv will be entitled to any compensation based on the foregoing.

SECTION 10 Costs. Except as otherwise provided herein, the Parties hereto shall each be responsible for their own costs and expenses associated with the Agreement and the transactions contemplated hereby.

SECTION 11 Press Release. The parties shall mutually agree on the initial press release relating to this Agreement and the transactions contemplated thereby, and until after the initial press release, no press releases, public announcements, communications or other promotional materials related to this Agreement or the transactions contemplated hereby shall be made or sent by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, unless such Party reasonably concludes that such disclosure may be required by applicable Law.

SECTION 12 Confidentiality.

         (a) Confidential Information. Each Party that receives any Confidential Information (as defined below) (the "Recipient") from the disclosing Party (the "Disclosing Party") agrees that during the term of this Agreement and for a period of three (3) years thereafter it will not disclose to any third Person, any Confidential Information of the Disclosing Party. The term "Confidential Information" shall mean all non-public information, whether business or technical in nature identified as being confidential (including but not limited to, trade secrets, proprietary information, know-how and information relating to such Party's technology, personnel, customers, business plans, promotional and marketing activities, finances and other business affairs of such Party), that either Party, or such Party's agents or affiliates, provides to the other Party or its representatives or affiliates, or is jointly developed by the Parties. If either Party has any questions as to what comprises Confidential Information of the other Party, it agrees to consult with such other Party. Nothing in this section shall prohibit or limit the Recipient's disclosure of information, and such information shall not constitute Confidential Information, if (i) at the time of disclosure hereunder such information is generally available to the public; (ii) after disclosure hereunder such information becomes generally available to the public, except through breach of this Agreement by the Recipient; (iii) the Recipient can demonstrate such information was in the Recipient's lawful possession prior to the time of disclosure by the Disclosing Party as requested and was not acquired from the Disclosing Party or its affiliates; (iv) the information becomes available to the Recipient from a third Person that is not known by the Recipient to be legally prohibited from disclosing such information or breaching a contractual obligation to the Disclosing Party; (v) such information is developed at any time by the Recipient independent of Confidential Information disclosed by the Disclosing Party to the Recipient; or (vi) such information must be disclosed pursuant to applicable federal, state or local law, regulation, court order or other legal process, provided the Recipient has notified the Disclosing Party within a reasonable time prior to such required disclosure and, to the extent reasonably possible, has given the Disclosing Party an opportunity to contest or seek confidential treatment of such required disclosure. Each Party shall ensure that its employees and agents are made aware of the confidential status of the Confidential Information, and that its employees and agents comply with all relevant provisions of this Section 12.

         (b) Return of Confidential Information; Disclosure. Upon request or upon the expiration or termination of this Agreement, each Party will either destroy or return to the other Party all Confidential Information including all copies of any Confidential Information and any written materials derived from or conclusions based upon any Confidential Information, in its possession or control. Neither Party will disclose, furnish, or use in any way whatsoever any Confidential Information to which it becomes privy, except as may be necessary for that Party to perform its obligations pursuant to this Agreement or for which the prior written consent of the other Party has been obtained. Each Party shall be permitted to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with and to prevent violation of applicable federal or state securities laws, provided each Party shall use reasonable best efforts to obtain confidential treatment of the material economic terms hereof.

SECTION 13 Representations and Warranties.

         (a) Cellegy represents and warrants to Ventiv as follows:

              (i) Existence, Good Standing and Power. Cellegy is a corporation validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties. Cellegy has all requisite corporate power and authority to conduct its business as presently conducted and has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments required to be executed and delivered by this Agreement and to perform its obligations hereunder and thereunder.

              (ii) Authority. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Cellegy and the consummation by Cellegy of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Cellegy.

              (iii) Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Cellegy and constitutes, and each of the other agreements to be executed and delivered by Cellegy pursuant hereto upon its execution and delivery by Cellegy shall constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other parties thereto), a valid and legally binding obligation of Cellegy enforceable against Cellegy in accordance with its respective terms.

              (iv) No Violation. The execution, delivery and performance by Cellegy of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (i) the articles of incorporation or bylaws of Cellegy or any resolution adopted by the board of directors of Cellegy and not rescinded, (ii) any material agreement or other instrument to which Cellegy is a party or by which Cellegy or any of its properties or assets is bound or (iii) any applicable Law of any Governmental Body or any rule or policy of any industry association of competent jurisdiction, to which Cellegy is bound or subject.

              (v) Third Party Approvals. The execution, delivery and performance by Cellegy of this Agreement and the transactions contemplated hereby do not require (i) any material consents, waivers, authorizations or approvals of, or filings with, any third Persons, or (ii) any consents, waivers, authorizations or approvals of, or filings with, any Governmental Body, in each case which have not previously been obtained by Cellegy.

              (vi) Litigation. There are no judicial, administrative or other actions, proceedings or claims pending or to the knowledge of Cellegy, threatened, that question the validity of this Agreement or any action taken or to be taken by Cellegy in connection with this Agreement or that, if adversely determined, would have a material adverse effect on Cellegy' ability to conduct its business in the ordinary course of business or to perform its obligations under this Agreement.

         (b) Ventiv represents and warrants to Cellegy as follows:

              (i) Existence, Good Standing and Power. Ventiv is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties. Ventiv has all requisite corporate power and authority to conduct its business as presently conducted and has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments required to be executed and delivered by this Agreement and to perform its obligations hereunder and thereunder.

              (ii) Authority. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Ventiv and the consummation by Ventiv of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Ventiv.

              (iii) Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Ventiv and constitutes, and each of the other agreements to be executed and delivered by Ventiv pursuant hereto upon its execution and delivery by Ventiv shall constitute (assuming in each case the due and valid authorization, execution and delivery thereof by the other Party thereto), a valid and legally binding obligation of Ventiv, enforceable against Ventiv in accordance with its respective terms.

              (iv) No Violation. The execution, delivery and performance by Ventiv of this Agreement and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (i) the certificate of incorporation or bylaws of Ventiv or any resolution adopted by the board of directors of Ventiv and not rescinded,
(ii) any material agreement or other instrument to which Ventiv is a party or by which Ventiv or any of its properties or assets is bound or (iii) any applicable Law or regulation of any Governmental Body or any rule or policy of any industry association of competent jurisdiction, to which Ventiv is bound or subject.

              (v) Third Party Approvals. The execution, delivery and performance by Ventiv of this Agreement and the transactions contemplated hereby do not require (i) any material consents, waivers, authorizations or approvals of, or filings with, any third Persons, or (ii) any consents, waivers, authorizations or approvals of, or filings with, any Governmental Body, in each case which have not previously been obtained by Ventiv.

              (vi) Litigation. There are no judicial, administrative or other actions, proceedings or claims pending or to the knowledge of Ventiv, threatened, that question the validity of this Agreement or any action taken or to be taken by Ventiv in connection with this Agreement or that, if adversely determined, would have a material adverse effect on Ventiv' ability to conduct its business in the ordinary course of business or to perform its obligations under this Agreement.

         (c) In addition to the other covenants of the Parties contained elsewhere herein, the Parties covenant and agree as follows:

              (i) No Restrictions. A Party shall not, and shall cause its Affiliates not to, become subject to any contractual or other obligations or restrictions during the Term which will prohibit that Party from providing the Services or otherwise fulfilling the obligations to the other Party to the extent contemplated hereby.

              (ii)  Other  Actions.   Each  Party  shall  use  its  commercially
reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

              (iii) Additional Agreements. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall take all such necessary or desirable actions.

              (iv) Representations and Warranties. Neither Party shall affirmatively take any action that would cause any of the representations and warranties made by it in this Agreement not to be true and correct in all material respects at any time during the Term and, without limiting the other Party's rights or remedies hereunder, each Party shall take all commercially reasonable action to cause its representations and warranties to remain true and correct in all material respects at all times during the Term.

              (v) Cooperation. During the Term, the Parties shall cooperate with each other and take all reasonable actions necessary or appropriate to further the purposes of this Agreement.

         (d) EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14 Indemnification; Limitation of Liability.

         (a) Cellegy shall defend, indemnify and hold Ventiv and its employees, agents, officers, directors and Affiliates (a "Ventiv Party") harmless from and against any and all losses, liabilities, obligations, claims, damages, fees (including, without limitation, attorneys fees), and expenses incurred by a Ventiv Party that are claimed by or become payable to any third Person and that result from or arise in connection with (i) the breach of any covenant, representation or warranty of Cellegy contained in this Agreement, (ii) the manufacturing, sale or distribution of the Product by Cellegy or any licensee or affiliate thereof, including any claim of patent infringement, (iii) any product liability claim related to the Product, including the use by any Person of any Product that was manufactured, sold or distributed by Cellegy or any licensee or Affiliate thereof, (iv) any contamination of or defect in the Product; and (v) negligence or willful misconduct of Cellegy, or any member of the Product Detail Team subsequent to a Conversion.

         (b) Ventiv shall defend, indemnify and hold Cellegy and its employees, agents, officers, directors and Affiliates (a "Cellegy Party") harmless from and against any and all losses, liabilities, obligations, claims, damages, fees (including, without limitation, attorneys fees) and expenses brought against or incurred by a Cellegy Party that are claimed by or become payable to a third Person resulting from or arising in connection with (i) the breach by Ventiv of any covenant, representation or warranty of Ventiv contained in this Agreement this Agreement and/or (ii) negligence or willful misconduct by Ventiv, or any member of the Product Detail Team prior to a Conversion.

         (c) Any Party claiming indemnification hereunder (the "Indemnitee") shall notify the indemnifying Party (the "Indemnitor") in writing promptly and in any event within thirty (30) calendar days after receiving written notice of the commencement of any legal action or of any claims or threatened claims against such Indemnitee in respect of which indemnification may be sought. The Indemnitee's failure to give, or tardiness in giving, such notice shall not relieve the Indemnitor from any liability hereunder except to the extent it is actually prejudiced hereby. If any such claim or legal action shall be made or brought against an Indemnitee and such Indemnitee shall notify the Indemnitor thereof, the Indemnitor may, or if so requested by such Indemnitee, shall assume the defense thereof, without any reservation of rights, and after notice from the Indemnitor to such Indemnitee of an election to assume the defense thereof. No Indemnitee shall settle any indemnified claim as to which the Indemnitor has not been afforded the opportunity to assume the defense without the Indemnitor's approval, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall control settlement of all claims as to which it has assumed the defense, provided, however, that the Indemnitor shall not conclude any settlement without the prior approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitee shall provide reasonable assistance to the Indemnitor when the indemnifying party so requests, at the indemnifying party's expense, in connection with such legal action or claim.

         (d) In any case in which the Indemnitor assumes the defense or settlement of any suit, action, claim or proceeding, the Indemnitee shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought and shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such suit, action, claim or proceeding, (ii) the Indemnitor shall not have employed counsel (reasonably satisfactory to the Indemnitee) to take charge of the defense of such action, suit, claim or proceeding within 30 calendar days (or such shorter period as is reasonably necessary to avoid default for failure to timely respond) after notice of commencement of the action, suit, claim or proceeding, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor which, if the Indemnitor and the Indemnitee were to be represented by the same counsel, would reasonably be expected to result in a conflict of interest for such counsel or materially prejudice the prosecution of the defenses available to such Indemnitee. If any of the events specified in clauses
(ii) or (iii) of the preceding sentence shall have occurred or shall otherwise be applicable, then the reasonable fees and expenses of one counsel or firm of counsel selected by the Indemnitee shall be borne by the Indemnitor. In no event shall an Indemnitor be liable to any Indemnitee for the cost of employing or using in-house legal counsel regardless of whether such Indemnitor has, or has not, assumed the defense or settlement of such action, proceeding or claim.

         (e) Notwithstanding, any other provision in this Agreement to the contrary, the indemnities set forth in this Section 14 shall survive termination of this Agreement.

         (f) EXCEPT FOR LIABILITY UNDER SECTIONS 14(a) AND (b) HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 15 Term and Termination.

         (a) Term. This Agreement shall commence on the date hereof and shall continue in force until the fourth anniversary of the Launch Date (the "Initial Term"), unless earlier terminated according to the terms of this Agreement. This Agreement may be extended for additional one (1) year periods upon the same terms and conditions hereof upon the mutual consent of the Parties hereto (any such one-year period, a "Renewal Term", and together with the Initial Term, the "Term").

         (b) Termination By Any Party. This Agreement may be terminated by either Party hereto immediately by written notice to the other Party:

              (i) if the other Party ceases to do business, or otherwise terminates substantially all of its operations;

              (ii) if the other Party materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) calendar days of written notice describing such breach; or

              (iii) if the other Party becomes insolvent, or seeks protection under any bankruptcy, receivership, trust deed, creditor's arrangement composition or comparable proceeding, or if any such proceeding is instituted against such Party.

         (c) Termination by Cellegy. Cellegy will have a right to terminate the Services Agreement, upon ninety (90) calendar days prior written notice, in the event Ventiv shall fail to meet certain operational performance based metrics, as such metrics are set forth in Schedule B attached hereto and such failure is not cured within thirty (30) calendar days after the date such metrics are required to be met.

         (d) Termination by Ventiv. Ventiv will have the right to terminate this
Agreement:

              (i) at any time after the first anniversary of the Launch Date, in the event that there is a cumulative Contribution Margin of less than zero for any three (3) calendar month period of the Term, or a cumulative Product Operating Loss for any consecutive three (3) calendar month period of the Term, either of which is reasonably expected to result in a Material

Adverse Impact on the Economic Value, such termination to be effective upon ninety (90) calendar days prior written notice by Ventiv;

              (ii) upon the occurrence of a Call Event as provided in Section 6(d) hereof; or

              (iii) upon the occurrence of a Change of Control of Cellegy pursuant to a transaction with a Ventiv Competitor.

         (e) Additional Termination Right. This Agreement may be terminated by either Party hereto, upon six (6) months prior written notice if cumulative Net Sales do not exceed (i) * percent (**%) of cumulative projected Net Sales of $** for the first ** months following the Launch Date or (ii) ** percent (**%) of cumulative Net Sales, as projected in the approved annual Product Budget for the ** period following ** of the Launch Date or (iii) a percentage of cumulative Net Sales, as projected in the approved annual Product Budget for the ** period following ** of the Launch Date, or any subsequent ** period thereafter, such percentage to be agreed upon by the Steering Committee simultaneously with the approval of ** .

         (f) Effect of Termination. Upon termination, each Party will destroy or return to the other Party, any of the other Party's Confidential Information, except as otherwise set forth in Section 6(d). Following the termination of this Agreement, all obligations of the Parties hereto shall cease; provided, however, that all obligations, if any, relating to the revenue sharing obligations set forth in Section 6(b)(iv) hereof shall continue as set forth therein.

SECTION 16 Governing Law; Disputes.

         (a) This Agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws rules.

         (b) All controversies or claims arising out of or relating to this Agreement or the subject matter hereof, other (i) than third party claims governed by the procedures set forth in Section 14 and (ii) Steering Committee deadlocks ("Claims"), shall first be submitted to the Product Committee for resolution. If the Product Committee is unable to resolve any Claims within three (3) calendar days of submission (or such other period as determined by the Product Committee), the Claim shall be submitted to the Steering Committee for resolution. If the Steering Committee is unable to resolve any Claim within three (3) calendar days of submission (or such other period as determined by the Steering Committee), or if the Parties are unable to renegotiate the terms of this Agreement as provided herein, subject to the procedures set forth in
Section 5(c) hereof, such Claim or failure to renegotiate shall be automatically submitted to arbitration.

         (c) There shall be three (3)  arbitrators.  Each Party shall select one
(1) arbitrator and the two arbitrators selected by each of the Parties shall select a third arbitrator. The arbitrators shall be selected within thirty (30) calendar days after submission for arbitration. Such arbitrators shall be accredited and shall not be Affiliates of either Party. In the event of the failure of the two arbitrators to agree as to the third arbitrator within twenty
(20) Business Days after the appointment of the last of said two arbitrators, the third arbitrator shall be appointed by

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

the American Arbitration Association within fifteen (15) Business Days thereafter. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after submission for arbitration, the American Arbitration Association shall make the relevant appointment. The arbitration tribunal shall conduct the arbitration in Chicago, Illinois and apply such procedural rules as the arbitrators determine are necessary or appropriate in the circumstances and shall specify the same at the commencement of the arbitration and the substantive law set forth in Section 16(a) of this Agreement.

         (d) The decision of the arbitrators shall be final and binding upon all Parties, and not subject to any appeal, to the fullest extent permitted by applicable Law, and shall deal with the question of costs of arbitration and all matters related thereto. The arbitrators may in their discretion award costs, including legal fees, to the prevailing party. Decisions of the arbitrators shall be in writing, and shall set forth the reasons therefor and, to the extent applicable, the manner in which the amount of the award was calculated, or, to the extent the dispute is related to a failure of the Parties to renegotiate as provided herein, then the basis for the arbitrators' choice as to the appropriate terms of renegotiation.

         (e) Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

         (f) Any monetary award arising from the arbitration proceedings shall include interest from the date of any damages incurred for breach or other violation of this Agreement and from the date of the award, until paid in full, at a rate to be fixed by the arbitrators. Any costs, fees, including, without limitation, attorneys' fees, or taxes incident to enforcing an arbitral decision rendered in accordance with this Section 16 shall be charged against the non-prevailing party.

SECTION 17 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. No Party may assign its rights or obligations under this Agreement or the Funding Arrangement without the prior written consent of the other Party hereto; provided, however, that no consent shall be required in connection with a Change of Control of a Party or the sale of all or substantially all of the assets of a Party, in each case, so long as such Party's successor or assign agrees to be, or by operation of law is, bound by the terms of this Agreement and; provided, further, that any purchaser of the ownership rights to the Product or all or substantially all of the assets of Cellegy, or any successor to Cellegy by merger shall be required to expressly assume the obligations under this Agreement or the Funding Arrangement prior to the consummation of any such transaction. Any purported assignment in violation hereof shall be null and void and have no force or effect.

SECTION 18 Notices. All notices hereunder shall be in writing (including by e-mail) and shall be delivered in person or by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight delivery service to the applicable Party at its address set forth below (or at such different address as may be designated by such Party by written notice to the other Party). All notices by mail shall be deemed delivered upon receipt.

         If to Ventiv of VFLLC:

         Ventiv Health, Inc.
         1114 Avenue of the Americas
         New York, New York 10036
         Attention:  Mr. Doug Langeland

         With a copy to:

         Weil, Gotshal & Manges, LLP
         767 Fifth Avenue
         New York, New York  10153
         Attention: S. Wade Angus, Esq.
                    Marita Makinen, Esq.

         If to Cellegy:

         Cellegy Pharmaceuticals, Inc.
         349 Oyster Point Boulevard
         Suite 200
         South San Francisco, California 94080
         Attention: Mr. John Chandler
                    Vice President, Business Development

         With a copy to:

         Fenwick & West  LLP
         815 Connecticut Avenue N.W.
         Suite 200
         Washington, D.C.20006
         Attention:  C. Kevin Kelso, Esq.

SECTION 19 Relationship of the Parties. Each of Cellegy and Ventiv is an independent contractor in the performance of services under this Agreement, and shall not be considered to be or permitted to be an agent, employee, joint venturer or partner of the other Party. Each of Cellegy and Ventiv shall be solely responsible for the compensation and taxes of its employees and the other Party shall have no obligations thereto. Each Party shall at all times during the term of this Agreement maintain such supervision, direction and control over its employees as is consistent with and necessary to preserve its independent contractor status. Nothing herein shall be construed to create a relationship of employer and employee, joint venture, partnership or association between Cellegy and Ventiv, and the Parties agree (except to the extent otherwise required by law) to treat Ventiv as an independent contractor performing services for Cellegy (and not as a partner of Cellegy) for all income tax purposes. Except as expressly provided herein, neither Party nor any of its employees shall have the right, power, or authority to bind or expend funds on behalf of the other Party without the express authorization of the other Party or to create any obligations, express or implied, on behalf of the other Party.

SECTION 20 Force Majeure. Each Party shall have no obligation to perform under this Agreement to the extent and for the period of time that such Party is prevented from doing so by reason of any cause beyond its reasonable control and without the negligence of the Party with respect to whose obligations such a delay in performance or failure in performance has occurred. Such causes shall include, without limitations, acts of God, fire, flood, earthquake, transportation disruption, labor dispute, war insurrection, or other causes beyond the reasonable control of such Party (collectively referred to herein as "force majeure"). The Party affected by such an event of force majeure, upon giving prompt notice to the other Party, shall be excused from performance hereunder on a day-to-day basis to the extent of such prevention, provided, however, that the Party so affected shall use commercially reasonable efforts to avoid or remove such cause of nonperformance and to minimize the consequences thereof and both Parties shall resume performance hereunder forthwith upon the removal of such causes.

SECTION 21 Survival. The provisions of Sections 6(b)(iv), 6(f), 7(c), 10, 11, 12, 14, 16 and this Section 21 shall survive the termination of this Agreement, and the termination of this Agreement shall not terminate any obligation with respect to any fees, costs or other amounts due and owing but unpaid to one Party from the other Party or any causes of action arising prior to termination.

SECTION 22 Severability. If any provision of this Agreement is held invalid or unenforceable by a Governmental Body of competent jurisdiction for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

SECTION 23 Entire Agreement; Waiver; Counterparts. This Agreement including the Exhibits attached hereto sets forth all of the promises, agreements, conditions and understandings between the Parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence and agreements between the Parties concerning the subject matter hereof, including, without limitation, the Memorandum of Terms entered into between Cellegy and Ventiv, dated July 12, 2001. This Agreement may not be modified except by a writing signed by authorized representatives of both Parties to this Agreement. No waiver of any term or provision of this Agreement or right hereunder shall be valid unless the waiver is in writing and signed by the waiving Party. No waiver or failure to enforce any provision or right hereunder shall be deemed to be a waiver of the same or any other provision or right in any other instance, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SECTION 24 Headings. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.

SECTION 25 Equitable Relief. The Parties hereto acknowledge and agree that, except as otherwise specifically provided herein, it will be impossible to measure in money the damage that would be suffered if any Party hereto fails to comply with any of the restrictions or obligations imposed in this Agreement, and that the aggrieved Party will not have an adequate remedy at Law. It is therefore agreed that such Person shall be entitled without posting a bond or other security to seek injunctive relief to enforce such restrictions or obligations, and that in the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no party shall raise the defense that there is an adequate remedy at Law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first written above.

                                       CELLEGY PHARMACEUTICALS, INC.

                                       By:_________________________________

                                       Name:_______________________________

                                       Title:______________________________


                                       VENTIV HEALTH, INC.

                                       By:_________________________________

                                       Name:_______________________________

                                       Title:______________________________


                                       VIS FINANCIAL LLC

                                       By:_________________________________

                                       Name:_______________________________

                                       Title:______________________________

                                   Schedule A

                                    Services

Pre-Launch

Co-Product Management

Recruitment and Training 75 detailing representatives

Market Research
Demand Forecast & Product Utilization
Key Opinion Leaders

Resource Optimization

Tactical Plan Development prior to product launch

A launch meeting

*

Development of product website before or immediately after launch

At Launch and/or Annually

Co-Product Management

Deployment and Management of 75 detailing representatives

Tactical Execution & Call Planning
Monthly/Quarterly Cycle

Annual Performance reporting

Market Research
Product Utilization & Tracking
At least ** per year
Message Effectiveness/Adoption Analysis

Annual Promotion Response Measurement  Analysis
Utilize Market Research and Secondary Data Source Analysis

Annual Resource Optimization Analysis

Call Plan and Alignment Revisions, as needed

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

* advisory panel meeting

** clinical update meeting

**

Updates to ** as needed (approximately every ** )

** updates to formulary kit, as necessary

** maintenance of product website

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                                   Schedule B
                       **Operational Performance Metrics*

Recruiting:                                  75  reps  recruited,  screened  and
                                             employed  on  profile  by  National
                                             Training Meeting.



Annualized *:                                **

Physician   Groups  (%   represents          Colorectal surgeons (~**%), General
approximate  percent  of total time          Surgeons                    (~**%),
spent with the respective physician          Gastroenterologists  (~**%), OB/GYN
specialty):                                  (~**%), GP/FP/Internist (~**%)

Targets:  ** of physicians within a          Colorectal: **/**
segment  we are  targeting  / ** of
total  potential  in  the ** and **          General surgeons: **/**
that  the  **  of  the   physicians
represents:                                  Gastroenterologists: **/**

                                             OB/GYN: **/**

                                             GP/FP/Internist: **/**

Approximate   number  of   **/year/          **/year during the ** of launch, **
targeted physician:                          /year during the next **

Calls on Targeted Physicians:                **  of  all   calls   to   targeted
                                             physicians

Call to Pharmacies:                          ** calls / ** /**.

* Subject to change based on resource optimization analysis and tactical plan development, as approved by the Product Committee.

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                                   Schedule C

                               Ventiv Competitors

Contract Sales Organizations

*

Other

**

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                                   Schedule D

                                Excluded Products

All products not requiring a prescription including:

o    Cosmeceutical Products

o    OTC Products

o    Health Supplements

In addition, one Rx product is excluded:

o    Glylorin, monolaurin

                                    Exhibit I

                              Economic Value Model

              *               Pre-Launch     Year 1      Year 2     Year 3      Year 4       Year 5      Year 6
                              ----------     ------      ------     ------      ------       ------      ------
                              -------------------------------------------------------------------------------------
Operating Profit before tax        *           **          **         **          **           **          **
                              =====================================================================================

                              ------------
NPV @ 15%                         **
                              ------------

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                                   Exhibit II

                               Funding Arrangement








-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

                                   Exhibit III

                          Early Conversion Calculation

     As an example, in the event of an Early Conversion in the * post-Launch Date, the Parties shall revise the terms of Section 6(b)(i)-(iii) hereof such that Ventiv shall receive, monthly, an amount equal to:

                   (((** / (**/**)) * (**/**) * **) -**) * **

     where:

     X = the ** from ** of the Product for ** prior to the date of **

     Y = the ** from ** for the ** prior to **

     Z = the ** for the ** prior to **

     A = the average ** for the ** period immediately preceding **

     B = the ** incurred in the applicable ** for the Product Detail Team related to ** , based on its proportional share of the total ** and any additional ** directly related to the Product in the applicable **

     C = the applicable ** percentage set forth in Sections 6(b)(i)-(iii)

     D = the average monthly ** for the ** period immediately preceding the Early Conversion with respect to those Product Marketing Expenses that have been assumed by Cellegy

-------------------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.